UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report: June 27, 2011

(Date of earliest event reported)

eGAIN COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-30260	77-0466366
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

345 E. Middlefield Road, Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 230-7500

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 27, 2011, eGain Communications Corporation (the “Company”) entered into a Loan and Security Agreement with Comerica Bank, N.A. (the “Bank”) dated as of June 27, 2011 (the “Loan and Security Agreement”). Pursuant to the Loan and Security Agreement and subject to the terms and conditions contained therein, the Company has borrowed $5,000,000 to re-pay certain of the Company’s promissory notes issued to parties related to the Company and may borrow up to $1,500,000 under a revolving line of credit (together, the “Loan”). The Company’s obligations under the Loan and Security Agreement are secured by a lien on the Company’s assets including its intellectual property. The Company must comply with certain covenants under the Loan, including financial covenants that require us to maintain a minimum cash balance and a ratio of liquidity. If the Company fails to comply with its covenants under the Loan, the Bank can declare any outstanding amounts immediately due and payable.

As a condition to the Bank providing the Loan, Ashutosh Roy has subordinated his security interests in his outstanding secured promissory note issued by the Company to those of the Bank pursuant to a Subordination Agreement dated as of June 27, 2011 (the “Subordination Agreement”).

The foregoing summaries of the Loan and Security Agreement and the Subordination Agreement do not purport to be complete and are qualified in their entirety by reference to such documents attached as exhibits hereto.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Loan and Security Agreement between eGain Communications Corporation and Comerica Bank dated as of June 27, 2011.

10.2	Subordination Agreement between Ashutosh Roy and Comerica Bank dated as of June 27, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 30, 2011	eGAIN COMMUNICATIONS CORPORATION

	By:	/s/ Eric N. Smit
Eric N. Smit
Chief Financial Officer
(Duly Authorized Officer and
Principal Financial Officer)